EXHIBIT 2.1

                                    AGREEMENT


This Agreement (this "Agreement") is entered into as of December 31, 1999 by and among (i) EnviroFoam Technologies, Inc., a Utah corporation ("EFT"); Skyhook Technologies, Inc., a Utah corporation ("Corporation") and Magellan Technology, Inc., a Utah corporation, which is the sole shareholder of the Corporation (the "Shareholder"). Certain other capitalized terms used herein are defined in
Article XI and throughout this Agreement.

                                    RECITALS

         A. The Corporation is engaged in two businesses; the first involves the design, manufacture and sale of certain technical equipment known as "Skyhook" and the second involves operating certain logistical support facilities ("LSF") (collectively the "Business");

         B. The Shareholder is the owner of all of the issued and outstanding capital stock of the Corporation;

         C. EFT and the Corporation have determined that it is in the best interests of their respective shareholders for EFT to acquire all of the issued and outstanding capital stock of the Corporation.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                 THE ACQUISITION

         1.1 The Acquisition. Subject to the terms and conditions of this Agreement, EFT will acquire from Shareholder, free of all liens and encumbrances except as provided for in Section 5.4, all of the issued and outstanding common stock of the Corporation (the "Shares").

                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 Payment of Cash Consideration. EFT shall pay the Shareholder the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) by the execution and delivery at Closing of a promissory note (the "Note") that provides for the following payments:

                           (1)  payment of $200,000 on the Closing;

                           (2) payment of $300,000 on or before December 31, 1999; and

                           (3) four (4) consecutive monthly payments of $500,000 each, with the first payment due on or before January 31, 2000 and each successive monthly payment due on or before the last day of each successive month.
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Said Note shall  provide that at EFT's  option,  the payments may be made by EFT paying them directly to Bank towards reducing the Line of Credit, as such terms are defined in Section 5.4.

         2.2 Accelerated Payment. Provided, however, in the event that EFT obtains a source of funding that in the sole discretion of EFT's board of directors provides more than sufficient cash flow to EFT and its subsidiaries to satisfy the above payments, as well as operating cash needed by EFT and its subsidiaries, then the above payments shall be accelerated so as to consume such excess operating capital.

         2.3 Security Interest. EFT shall at Closing grant to Shareholder a security interest in and to the Shares to secure the payment of the Note. In addition, Corporation shall at Closing guarantee the payment of the Note and shall grant to Shareholder a security interest in all of its assets to secure the payment of the Note.

                                   ARTICLE III
                                     CLOSING

         3.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the acquisition (the "Closing") shall take place on the date first above written via express mail service and facsimile or at the offices of the Corporation's counsel, or such other time and place as the parties may otherwise agree. The date on which the Closing date occurs (the "Closing Date").

         3.2 Procedure at the Closing. At the Closing, the parties agree that the following shall occur:

                           (a) The Shareholder shall execute and give to EFT stock powers for the Shares and such agreement as EFT deems necessary to facilitate release of the Shares by the Bank to EFT.

                           (b) EFT shall deliver to Shareholder the stock powers described in Section 2.3, above.

                           (c) EFT shall execute and deliver to Shareholder the Note.

                           (d) The Corporation shall execute and deliver the Security Agreement, UCC-1 Financing Statement and such other documentation necessary to perfect a security interest in the assets of the Corporation.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF EFT

         As a material inducement to the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, EFT makes the following representations and warranties:

         4.1 Corporate Status. EFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

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         4.2 Corporate  Power and  Authority.  EFT has the  corporate  power and authority to execute and deliver this Agreement and all other documents contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. EFT has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         4.3 Enforceability. This Agreement has been duly executed and delivered by EFT and constitutes a legal, valid and binding obligation of EFT, enforceable against EFT in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 Investment Purpose. EFT (i) is acquiring the Shares solely for the purpose of investment and now with a view to, or for offer or sale in connection with, any distribution thereof, (ii) understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws and are being offered and sold in reliance upon federal and state exceptions for transactions not involving any public offering, (iii) is a sophisticated investor with knowledge and experiences in financial matters, has received certain information concerning the Company and has had the opportunity to obtain additional information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in purchasing the Shares, (iv) is able to bear the economic risk of the lack of liquidity inherent in holding the Shares, and (v) is an "accredited investor" as that term is defined in Regulation D under the securities Act.

         4.5 Investigation by Purchaser. In entering into this Agreement, EFT:

                  (a) acknowledges that neither the Corporation, Shareholder nor any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to EFT or its agents or representatives except to the specific representations and warranties set forth in this Agreement, and

                  (b) agrees, to the fullest extent permitted by law, that neither the Corporation, Shareholder or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to EFT on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to EFT, except that the foregoing limitations shall not (a) apply to the Corporation and Shareholder to the extent the Corporation and/or Shareholder make the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained herein, or (b) preclude EFT from seeking any remedy for fraud.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                     OF THE CORPORATION AND THE SHAREHOLDER

         As a material inducement to EFT to enter into this Agreement and to consummate the transactions contemplated hereby, the Corporation and the Shareholder, jointly and severally, make the following representations and warranties to EFT:

         5.1 Corporate Status. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the requisite corporate power and authority to own or lease its properties and to carry on the Business as now being conducted. The Corporation is duly authorized and qualified, under all applicable laws, regulations, ordinances and orders of public authorities, to carry on the Business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Business or on the operations, properties, assets or condition (financial or otherwise), of the Corporation.

         5.2 Power and Authority. Each of the Corporation and the Shareholder has the corporate power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby.

         5.3 Enforceability. This Agreement has been duly executed and delivered by the Shareholder, and constitutes the legal, valid and binding obligation of each of the Corporation and the Shareholder, enforceable against the Corporation and Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         5.4 Capitalization. The Corporation has two classes of stock, preferred and common stock. There are 3,000,000 shares of preferred stock authorized of which there are no (0) shares issued and outstanding. There are 10,000,000 shares of common stock authorized of which there are 1,000,000 shares issued and outstanding. The Shareholder is the record and beneficial owner of all of the Shares, and owns the Shares free and clear of all Liens, restrictions, and claims of any kind except as provided below. All of the Shares (a) have been duly authorized and validly issued and are fully paid and non-assessable, (b) were issued in compliance with all applicable state and federal securities laws,
(c) were not issued in violation of any preemptive rights or rights of first refusal, and (d) no preemptive rights or rights of first refusal, other than as set forth in the Articles of Incorporation, exist, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Corporation to issue or sell or require any Shareholder to sell or transfer any shares of the Corporation's capital stock (or securities convertible into or exchangeable for shares of its capital stock). There is no outstanding stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Corporation. There are no proxies, voting rights or other agreements or understandings with respect to the voting, or transfer of the shares of capital stock of the Corporation. There has been no transaction or action taken with respect to the equity ownership of the Corporation in contemplation of the transactions described in this Agreement. The Shareholder has pledged its interest in the Shares to Bank One, Utah NA ("Bank") to secure Shareholder's obligations under a line of credit ("Line of Credit"). In addition, the Line of Credit is secured with all of the assets of Corporation. At Closing there is $2,900,000 owing pursuant to the Line of Credit. The Line of Credit is not in default and if no payments were made towards the Line of Credit other than the payments provided for in Section 2.1 it will not become in default. Shareholder shall make no further draws on the Line of Credit and will take such action as EFT may request to freeze the Line of Credit so that no additional draws can be made and to provide for the transfer of the ownership of the Shares to EFT and the release of the Bank's security interest in the Shares and the assets of the Corporation upon payment of the amount provided for in Section 2.1, above. Shareholder shall also take all action necessary to prevent the Line of Credit from becoming in default. If the Line of Credit shall need to be renewed prior to being paid in order to prevent a default, Shareholder shall take what ever action is reasonably required to achieve said renewal, including, but not limited to obtaining the consent to the individuals guaranteeing the Line of Credit to such renewal.

         5.5      Subsidiaries.  The Corporation has no subsidiaries.

         5.6 No Violation. Except with respect to the Line of Credit, the execution and consummation of this Agreement will not (i) contravene any provision of the articles or certificate of incorporation and bylaws of the Corporation (the "Charter Documents"), (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Corporation or the Shareholder, or the assets of the Corporation, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against the Shareholder or the assets of the Corporation, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the assets of the Corporation, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person; except with respect to clauses (iii) and (iv) that would not have a Material Adverse Effect.

         5.7 No Commissions. The Shareholder and the Corporation have not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         5.8 Financial Statements. The Shareholder has delivered to EFT the financial statements of the Corporation for the years ended December 31, 1998 and the monthly financials for September and October, 1999 (collectively, the "Financial Statements"), copies of which are attached hereto as Schedule 5.8.

The balance sheet dated as of October 31, 1999 of the Corporation included with the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements have been prepared in accordance with generally accepted accounting principles, and fairly present the financial position of the Corporation at the balance sheet dates and the results of operations for the periods covered thereby. To the best of Corporation's and Shareholder's knowledge, the books and records of the Corporation fully and fairly reflect all transactions, properties, assets, and liabilities of the Corporation. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Current Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

         5.9 Changes Since the Current Balance Sheet. Except as specifically set forth in this Agreement or Exhibit 5.9, since the date of the Current Balance Sheet, the Corporation has not (i) issued any capital stock or other securities or incurred or suffered any change in its authorized capital, or securities outstanding, or ownership interests, or granted any options, warrants, calls, conversion rights, or commitments; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed, directly or indirectly, any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers, directors, or salaried employees, or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures other than in the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $5,000 in the aggregate other than in the ordinary course of business consistent with past practice, except for this Agreement and the transactions contemplated hereby;
(viii) waived, canceled, compromised or released any rights, indebtedness, or other obligations owing to it having a value in excess of $5,000 in the aggregate; (ix) made or adopted any change in its accounting practice or policies; (x) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xi) entered into any transaction with any Affiliate other than inter-company transactions in the ordinary course of business consistent with past practice; (xii) entered into any employment agreement; (xiii) terminated, amended or modified agreements in the aggregate involving an amount in excess of $5,000 in the aggregate; (xiv) imposed any security interest or other Lien on any of its assets; (xv) delayed paying any account payable which is due and payable except to the extent being contested in good faith; (xvi) made or pledged any charitable contribution; (xvii) entered into any plan, agreement, or arrangement granting any preferential rights to purchase or acquire any property, rights or assets other than in the ordinary course of business; (xviii) entered into any other transaction or was subject to any event which had or may have a Material Adverse Effect on the Corporation or the Business; (xix) engaged in any transaction other than in the ordinary course of the Business;
(xx) suffered or incurred any work interruptions, labor grievances, or claims filed, or any similar event which has or would have a Material Adverse Effect on the Corporation or the Business; or (xxi) agreed to do or authorized any of the foregoing.

         5.10 Litigation. There is no action, suit, or to Corporation's knowledge other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated against, by or affecting the Shareholder, the Corporation, the Business, or the assets of the Corporation that would have a Material Adverse Effect, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Shareholder or the Corporation are or were a party which have not been complied with in full or which continue to impose any material obligations on the Shareholder, the Corporation or the assets of the Corporation. None of the actions referred to in Schedule 5.10, individually or taken together will have a Material Adverse Effect on the Corporation.

         5.11 Liabilities, Royalties and Lease. Schedule 5.11 sets forth since the date of the most current Financial Statements all liabilities or obligations, whether accrued, absolute, contingent or otherwise, of the Corporation, including (i) liabilities and obligations reflected on the Current Balance Sheet and not paid or discharged, and (ii) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which were not required to be recorded thereon (the liabilities and obligations referenced in (i) and (ii) above are referred to as the "Designated Liabilities"). Schedule 5.11 also sets forth all royalty or royalty-type payment obligations of the Corporation of the type that would be incurred in the normal operation of the Business.

         The Corporation has delivered to EFT, in the case of those liabilities set forth on Schedule 5.11 and the Financial Statements which are contingent, a reasonable estimate of the maximum amount which may be payable. For each such contingent liability, the Corporation has provided to EFT the following information: (A) a summary description of the liability together with the following: (i) copies of all relevant documentation relating thereto; (ii) amounts claimed and any other action or relief sought; and (iii) name of claimant and all other parties to the claim, suit or proceeding; and (B) the name of each court or agency before which such claim, suit or proceeding is pending; and (C) the date such claim, suit or proceeding was instituted.

         5.12     Environmental Matters.

         (a) To Corporation's and Shareholder's best knowledge the Corporation has complied and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection including, without limitation, Environmental Laws relating to protection of the air, water, or land or to the generation, storage, use, handling, transportation, treatment or disposal of Wastes or Hazardous Substances;

         (b) The Corporation has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of or otherwise handle Wastes or Hazardous Substances and have reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Corporation or any of its Subsidiaries where Wastes or Hazardous Substances have been treated, stored, used, disposed of or otherwise handled;

         (c) To Corporation's and Shareholder's best knowledge there have been no releases at, from, under, in or on any property owned or operated by the Corporation or any of its subsidiaries except as permitted by Environmental Laws;

         (d) The Corporation and the Shareholder know of no on-site location to which the Corporation or any of its Subsidiaries has transported or disposed of Wastes or Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Corporation, any of its subsidiaries or EFT for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and

         (e) To the best of Corporation's and Shareholder's knowledge the Corporation has no contingent liability in connection with any release of any Waste or Hazardous Substance into the environment.

         As used in this Agreement, "Environmental Laws" means all federal, state, regional and local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984 (collectively, "RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act (collectively, "CERCLA"); the Hazardous Materials Transportation Act; the Toxic Substances Control Act; the Clean Air Act; the Clean Water Act; the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended ("EPCRA") and the Occupational Safety and Health Act of 1970, as amended ("OSHA"). For purposes of this Section, the term "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws. For purposes of this Section, the term "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

         5.13     Good Title, Adequacy and Condition.

         (a) The Corporation has good and marketable title to its assets with full power to sell, transfer and assign the same, free and clear of any lien, except as provided in Section 5.4, above.

         (b) Such assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and include, without limitation, all tangible and intangible assets owned by the Corporation, including all vehicles, equipment and inventory

         5.14 Compliance with Laws. The Corporation is not in violation of any material law or regulation or any order of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Corporation. The Corporation has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in material, applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing.

         5.15     Employee Benefit Plans.

         (a) Schedule 5.15 contains a list setting forth each employee benefit plan or arrangement of the Corporation, including but not limited to employee profit sharing plans, as defined in Section 3(2) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in
Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Corporation participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to EFT). With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or to the best knowledge of the Corporation or Shareholder, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any investigation, claim, action, suit, audit, review, or other proceeding;
(v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

         (b) The Corporation has no Employee Benefit Plan that qualifies or is intended to qualify under Code Section 401(a) or 403(a).

         (c) None of the Employee Benefit Plans obligates the Corporation to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), and all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet of the Corporation as of the Closing, and none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet of the Corporation.

         5.16 Tax Returns and Examinations. All Tax Returns required to have been filed by or with respect to the Corporation have been filed. It is Shareholder's current belief and understanding that immediately prior to the Closing, the Corporation will have a net operating loss carry forward of at least $2.5 million.

         5.17 Insurance. The Corporation and the Business are covered by valid, outstanding and enforceable policies of insurance issued to the Corporation by reputable insurers covering its properties, assets and the Business (the "Insurance Policies"). Schedule 5.17 accurately sets forth all the Insurance Policies, contains an accurate insurance loss run or worker's compensation claims received for the past three (3) years, and describes any instance where any insurance coverage has ever been cancelled and where the Corporation has ever been denied coverage. The Insurance Policies are in full force and effect, and all premiums due thereon have been paid. The Corporation has complied with the provisions of the Insurance Policies. To the best knowledge, the Corporation and the Shareholder, the Corporation has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

         5.18 Receivables. The Corporation and the Shareholder have delivered to EFT an accurate list of the accounts and notes receivables of the Corporation as of the date of the Current Balance Sheet, including any amounts not reflected on the Current Balance Sheet and receivables from and advances to employees and the Shareholder. All of the receivables of the Corporation are valid and legally binding, represent bona fide transactions, and arose in the ordinary course of business of the Corporation. All of such receivables are good and collectible receivables and should be collectible in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without setoff or counterclaim. Shareholder has no knowledge of any setoff or counterclaim with respect to any such receivable.

         5.19 Licenses and Permits. Schedule 5.19 lists and describes all of the Corporation's licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for the Corporation's Business and operations. All Permits are valid and in full force and effect, the Corporation is in compliance in all material respects with their requirements, standards, criteria, and conditions set forth in the Permits, and no proceeding is pending or threatened to revoke or amend any of the Permits. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby except as would not have a Material Adverse Effect.

         5.20 Officers, Directors and Key Employees; Employment Agreements; Compensation. Schedule 5.20 sets forth all employment agreements with officers, directors and key employees of the Corporation (and any other employees having employment agreements with the Corporation) and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons.

                                   ARTICLE VI
                                    SERVICES

         6.1 Payment for Services. EFT shall pay to Shareholder the $500,000 management fee EFT owes to Corporation for services provided on or before May 31, 2000. Payment is being made to Shareholder as a result of Corporation's assignment to Shareholder of the right to receive this amount. The Corporation agrees to guaranty to Shareholder EFT's payment of this amount and to grant to Shareholder a security interest in all of its assets to secure payment of this amount.

                                   ARTICLE VII
                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

         7.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles VIII and IX. The Shareholder shall cause the Corporation to comply with all of the covenants of the Corporation under this Agreement.

         7.2 No Other Discussions. The Shareholder, the Corporation and their respective Affiliates, employees, agents and representatives will not (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, the Business or the properties of the Corporation (whether by merger, consolidation, sale of stock, sale of assets, or otherwise), or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Shareholder will immediately notify EFT if any third party attempts to initiate any solicitation, discussion, or negotiation with respect to any of the foregoing transactions.

         7.3 Covenant not to Compete. The Shareholder hereby agrees that for a period of five (5) years (or for such different period hereinafter provided) following the Closing (this covenant will terminate and not be effective in the event Shareholder forecloses the Shares pursuant to Section 2.3, above), that neither it nor its officers, directors or shareholders will:

                    (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, lender or security holder, of any company or business, engage in, or finance or provide financial assistance with respect to, any business activity similar to Skyhook or the LSF anywhere within one-hundred (100) miles of where the Corporation (and its subsidiaries) conducted the Business prior to the Closing Date (the "Restricted Territory"); provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

                    (b) for a period of one (1) year actively seek to induce any employee of Corporation or EFT to leave his or her employment; or

                    (c) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession any of the Corporation's proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

         The Shareholder agrees and acknowledges that the restrictions contained in this Section 7.3 are reasonable in scope and duration, and are necessary to protect EFT. If any provision of this Section is adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or otherwise, then the parties agree that the court making such determination shall have the power to reduce the duration, area or scope of such provision, and/or to delete specific words or phrases, and in its reduced or modified form, such provision shall then be enforceable and shall be enforced. The Shareholder agrees and acknowledges that any breach of this Section will cause irreparable injury to EFT and upon any breach or threatened breach of any provision of this Section, EFT shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which EFT may have as a result of such breach, including the right to seek monetary damages. The Shareholder hereby agrees that EFT may assign, without limitation, the foregoing restrictive covenants to any successor to EFT's vehicle towing and storage business.

         7.4 Termination of Related Party Agreements. All existing agreements between the Corporation and the Shareholder or its Affiliates shall have been cancelled prior to the Closing except for the indebtedness provided for in
Section 7.5, below.

         7.5 Limitation of Related Party Indebtedness. Immediately prior to the Closing, Shareholder shall cause a reduction in the aggregate and total amount of indebtedness owed by the Corporation to the Shareholder, shareholders of the Shareholder and/or to any person related to the Shareholder or shareholders of the Shareholder to be equal to $250,000.00. Said reduction in indebtedness shall be accomplished by Shareholder contributing the reduction of indebtedness to the capital of Corporation without the issuance of any additional shares of stock. Said reduction shall not cause any increase in the purchase price provided in
Section 2.1, above. Repayment of said indebtedness by the Corporation is due and payable, six (6) months after the Closing Date. No interest shall accrue if said indebtedness is timely paid and if said indebtedness is not timely paid, then interest on said amount shall accrue from the Closing Date until paid at the rate of 8% per annum.

         7.6      Tax Matters.

         (a) Section 338 Election. With respect to EFT's acquisition of the Corporation Shares, EFT may give written notice to Shareholder within 90 days after the Closing Date of its intention to require the making of an election under Section 338 ("Section 338 Election") of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Corporation. In that event, Shareholder and Purchaser will report the transfers under this Agreement consistent with any Section 338 Elections (and shall make any such available election under any substantially similar state or local law), and shall take no position contrary thereto unless required to do so by a "determination" (as defined in Section 1313 of the Code, or similar provision of state and local laws).

                  (i) EFT shall be responsible for the preparation and filing of all forms related to or required by any Section 338 Elections (or similar state or local elections) ("Section 338 Forms"), and, to the extent necessary, EFT shall deliver such Section 338 Forms to Shareholder together with the notice of its intent to require the making of a Section 338 Election. Shareholder shall execute and deliver to EFT the information required to complete such forms upon receipt thereof.

                  (ii) If EFT makes an election under Section 338(h)(10) of the Code pursuant to this section 7.6(a), EFT shall submit to Shareholder for its approval, which approval shall not be unreasonably withheld, an allocation proposal (the "Allocation Proposal") prior to the making of such Section 338(h)(10) election, concerning the computation of Modified Aggregate Deemed Sale Price ("MADSP"), as defined under the regulations applicable to the Section 338(h)(10) election, of the assets subject to a Section 338(h)(10) election, and the allocation of such MADSP among such assets as of the Closing Date. EFT and Shareholder agree, and will cause their subsidiaries, to act in accordance with the approved Allocation Proposal, including with respect to the Section 338(h)(10) forms.

                  (iii)  EFT  agrees  to  bear  the   administration   cost  and
out-of-pocket  expenses,  including reasonable attorneys' fees, of preparing any
Section 338 Election made pursuant to this Agreement.

         (b) Shareholder Indemnification. Subject to the $3,000,000 maximum set forth in Article VIII of this Agreement, Shareholder shall be liable for, and shall indemnify and hold EFT and the Corporation harmless against, all Taxes of the Corporation payable for any taxable year or taxable period ending on or before the Closing Date, and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such period ending on and including the Closing Date, including, except as set forth herein, all Taxes imposed by any taxing jurisdiction with respect to a Section 338(h)(10) election to the extent such Taxes are imposed as a result of such
Section 338(h)(10) election ("Section 338(h)(10) taxes").

         (c) Corporation's and EFT's Indemnification. EFT and the Corporation shall be liable for, and shall indemnify and hold Shareholder or any of its affiliates harmless against (x) all Taxes imposed on the Corporation, or for which the Corporation may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any taxable period beginning prior to the Closing Date, the portion of such period beginning after the Closing Date, and (y) Excluded Taxes).

         (d) Apportionment of Taxes and Short Year Tax Return. In order to appropriately apportion any Taxes relating to any taxable year beginning before and ending after the Closing Date, the parties hereto shall apportion the portion of such Taxes relating to the taxable period ending on or before the Closing Date to such period by a closing of the Corporation's books consistent with past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis. Shareholder expressly reserves the right to file a consolidated return with the Corporation and to make any tax election available to it in connection therewith, for any taxable period ending on or before the Closing date to the extent permitted under the Code, and, to the extent necessary, EFT and the Corporation shall cooperate with respect to such filings.

         (e) Refunds or Credits. EFT or the Corporation shall promptly pay to Shareholder any refunds or credits of Taxes for which Shareholder may be liable under Section 7.6(d), the term "refund" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Shareholder, EFT shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; provided, however, that EFT shall not be required to file such claims for refund to the extent such claims for refund would have a Material Adverse Effect on the Corporation in future periods or to the extent the claims for refund relate to a carryback on an item. EFT shall be entitled to all other refunds and credits of Taxes; provided, however, it will not allow the amendment of any Tax Return relating to any Taxes for a period, or any portion thereof, ending on or prior to the Closing Date, or the carryback of an item to a period ending prior to the Closing Date without Shareholder's written consent, which consent will not be unreasonably withheld.

         (f) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after Shareholder's or EFT's request, as the case may be, EFT shall deliver to Shareholder or Shareholder shall deliver to EFT, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Corporation and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Shareholder, EFT or the Corporation to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, EFT and Shareholder shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 7.6(e). After such five-year period, EFT or Shareholder may dispose of such information, books and records, provided that prior to such disposition, EFT or Shareholder shall give the other party the opportunity to take possession of such information, books and records.

         (g) Contests. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Shareholder is or may be liable under this Agreement, EFT shall, if informed of such an assertion, promptly inform Shareholder, and Shareholder shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute, to the extent such proceedings affect the amount of Taxes for which Shareholder is liable under the Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which EFT is liable under this Agreement, EFT shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute, except to the extent such proceedings affect the amount of Taxes for which the Shareholder is liable under this Agreement.

         (h) Survival of Obligations. The obligations of the parties set forth in this Section 7.6 shall be unconditional and absolute, and shall remain in effect without limitation as to time or amount of recovery.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Agreement by Shareholder to Indemnify. Subject to the limitation of
Section 8.2, below, the Shareholder agrees to indemnify and hold EFT, the Corporation and their Affiliates, officers, directors, and agents thereof (collectively, the "Indemnified Party") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Indemnified Party (collectively, "Indemnifiable Damages") resulting from or arising out of (i) any breach of a representation or warranty made by the Shareholder or the Corporation in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Shareholder or the Corporation in this Agreement, (iii) any inaccuracy in any certificate delivered by the Shareholder or the Corporation pursuant to this Agreement, or (iv) _any liabilities of the Corporation other than the Designated Liabilities. By way of explanation and not in limitation of the foregoing, Shareholder agrees to indemnify and hold the Indemnified Party harmless from any and all costs incurred by EFT to remediate the environmental conditions and all damages suffered by EFT as a result of such environmental conditions and any such costs incurred or damages suffered by such Indemnified Party shall constitute Indemnifiable Damages.

         8.2 The above indemnity provision, as well as any recovery by EFT for breach of any of the warranties or representations of Corporation and/or Shareholder contained herein, shall be limited as follows. Shareholder shall only be liable to EFT if the total of the damages from all such breach exceeds $25,000, in which case, Shareholder shall be liable for all damages, but in no event shall Shareholder be liable for more than $3,000,000. In addition, all claims for indemnity or recovery for breach of a warranty or representation must be made by EFT within eighteen (18) months of the date hereof. Such claims made after such period are hereby released.

         8.3 Survival of Representations and Warranties. Each of the representations and warranties made by the Corporation and the Shareholder in this Agreement or pursuant hereto shall survive the Closing of the transactions contemplated hereby for the period provided in Section 8.2, above.

Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant, and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant, and agreement.

                                   ARTICLE IX
                                   DEFINITIONS

         9.1 Defined Terms. As used herein, the following terms shall have the following meanings:

         "Affiliate" shall mean any substantially related trust, entity, or person.

         "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects of the Corporation which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects (an individual incident causing or which would be expected to cause damages greater than $7,500 shall deem to be material).

         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      if to EFT:

                           Jay B. Bell
                           12th Floor
                           215 South State Street
                           Salt Lake City, Utah 84111

                  (b)      if to the Corporation or Shareholder:

                           Megellan Technology, Inc.
                           12411 South 265 West
                           Draper, Utah 84020
                           Attn:  President

         10.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

         10.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The Shareholder hereby agrees to pay any and all sales and/or use taxes that may become due and owing as a result of the completion of the transactions contemplated hereby.

         10.4 Amendment; Binding Effect; Assignment. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Shareholder without the prior written consent of EFT.

         10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         10.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of

Utah applicable to contracts executed and to be wholly performed within such State. Any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Salt Lake County, Utah or in the U.S. District Court for the District of Utah and each party hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

         10.7 Representation by Counsel. Each party hereto represents and agrees with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                           ENVIROFOAM TECHNOLOGIES, INC.

                           By  ________________________________
                           Its ________________________________

                           SKYHOOK TECHNOLOGIES, INC.

                           By  ________________________________
                           Its ________________________________

                           MEGELLAN TECHNOLOGY, INC.

                           By  ________________________________
                           Its ________________________________